[GRAPHIC OMITTED]
                                                       800 King Street
                                                       Wilmington, DE  19801
Christie Day Cannon
Associate General Counsel

Telephone: (302) 429-3826                              P.O. Box 231
Facsimile: (302) 429-3801                              Wilmington, DE 19899-0231
E-mail: christie.cannon@conectiv.com

                                                                     Exhibit F-4

December 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Application to Issue Transition Bonds, File No. 70-9899

Ladies and Gentlemen:

As Associate General Counsel of PHI Service Company, representing Pepco Holdings, Inc., Conectiv, Atlantic City Electric Company ("ACE"), PHI Service Company ("PHI Service") and Atlantic City Electric Transition Funding LLC (the "Special Purpose Issuer") (collectively, the "Applicants"), I have acted as counsel to the Applicants with respect to the matters described in Post-Effective Amendment No. 2 (the "Amendment") to the Application-Declaration on Form U-1 (File No. 70-9899), as amended by Post-Effective Amendment No. 1 (the "Application"), of the Applicants filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Terms not otherwise defined herein have the meaning ascribed to them in the Application.

In the Application, Applicants sought authority to issue up to $1.7 billion in transition bonds under the terms and conditions described in the Application. The Commission noticed the application/declaration in Holding Company Act Release No. 27458 (October 26, 2001) and issued an order in Holding Company Act Release No. 27588 (Oct. 28, 2002) ("Securitization Order") authorizing the issuance of up to $440 million in transition bonds, the amount then authorized by the New Jersey Board of Public Utilities ("BPU"), and reserving jurisdiction on the balance up to $1.7 billion. Applicants have petitioned the BPU for authority to issue transition bonds and the BPU approved this issuance of up to $152 million of transition bonds on September 25, 2003. Through the Amendment, the Applicants requested that the Commission release jurisdiction over an additional $152 million in transition bonds, authorize the Special Purpose Issuer to issue an additional $152 million in transition bonds on the terms and conditions described in the Application and order in this file, reserve jurisdiction over the remaining $1,108 million of authority requested in the Application, and allow the other authority granted in the Securitization Order to remain in effect (collectively, the "Transactions"). The Commission granted the

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requests in the Application in Holding Company Act Release No. 27765 (November
19, 2003).

I am counsel to the Applicants. I am a member of the bar of the State of Delaware, the state in which Pepco Holdings, Inc., Conectiv, PHI Service and the Special Purpose Issuer were formed. I am not a member of the bars of other states. I do not hold myself out as an expert in the laws of any state other than Delaware, although I have consulted, and will consult, with counsel to the Applicants who are experts in the laws of states other than Delaware, including New Jersey. For purposes of rendering this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by PHI Service who are members of the bars of the states in which the Applicants were formed, including, specifically, New Jersey.

In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies certified or otherwise identified to my satisfaction of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of Applicants, and other documents as I have deemed necessary in order to render the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     a. The Transactions have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors of the appropriate Applicant.

     b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions have been obtained or made, as the case may be, and have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such Transactions have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

     c. The Commission has duly entered an appropriate order with respect to the Transactions as described in the Amendment, granting and permitting the Application as amended by the Amendment to become effective under the Act and the rules and regulations thereunder.

     d. A registration statement has been declared effective under the Securities Act of 1933 or an exemption from registration shall be applicable under such Act


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          with respect to any securities to be issued in a Transaction and no stop order shall have been entered by the Commission with respect thereto.

     e. The parties have obtained all consents, waivers and releases, if any, required for the transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     f. No act or event other than as described herein has occurred subsequent to the date hereof which would change the opinions expressed herein.

Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

     1. The laws of the states of Delaware and New Jersey applicable to the proposed Transactions have been complied with;

     2. The Special Purpose Issuer was and will be a limited liability company validly organized, duly existing and in good standing in its state of formation;

     3. The transition bonds are valid and binding obligations of the Special Purpose Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

     4. The Special Purpose Issuer legally acquired the bondable transition property from ACE;

     5. The consummation of the Transactions did not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof; and

     6.   The Transactions were carried out in accordance with the Application.

This letter is addressed to the Commission, and no person or entity, other than the Commission, may rely on it. I hereby consent to the use of this opinion as Exhibit F-4 to the Application.

Very truly yours,



/s/ Christie Day Cannon
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Christie Day Cannon